Exhibit 10.49

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (this "Agreement") is dated August 6, 2007 (the "Effective Date"), by and between HOKU MATERIALS, INC., a Delaware corporation (the "Borrower"), and BANK OF HAWAII, a Hawaii corporation (the "Bank").

RECITALS:

A. Bank established a credit facility in the principal amount of $13,000,000.00 (the "Credit Facility") in favor of Borrower under a Credit Agreement dated March 23, 2007 (the “Loan Agreement”) executed by the Borrower and the Bank, and a Promissory Note dated March 20, 2007 (the “Note”) executed by the Borrower in favor of the Bank.

B. The Credit Facility is secured by a Pledge and Security Agreement dated March 23, 2007 (the “Pledge Agreement”) executed by the Borrower and the Bank and a Control Agreement dated March 20, 2007 executed by Piper Jaffray, the Borrower and the Bank. The documents which secure the Credit Facility are called the "Security Instruments". The documents which evidence, secure, or are related to the Credit Facility are called the "Loan Documents".

C. Borrower has requested a modification of the Loan Documents, and Bank is willing to accommodate this modification under the terms of this Agreement.

AGREEMENT:

NOW, THEREFORE, Bank and Borrower agree that the Loan Documents are amended to conform to the following:

1. The Maturity Date as described in Section 1.01 on page 1 of the Loan Agreement is extended from September 23, 2007 to March 31, 2008.

2. The Bank has waived the extension fee.

3. Concurrently with the execution of this Agreement, the Borrower shall deliver to the Bank, a supplementary disclosure letter, confirming the first lien priority of the Bank in and to the “Account” as described in the disclosure letter, which shall be in form and substance acceptable to the Bank.

4. All references to the "Loan Agreement" contained in any and all of the Loan Documents shall mean the "Loan Agreement" as modified by this Agreement.

5. Capitalized terms used, but not defined, in this Agreement, shall have the definitions stated in the Loan Documents.

6. Borrower agrees and acknowledges that the outstanding principal balance of the Credit Facility under the Loan Agreement and the Note, as of the date of this Agreement, is $5,262,027, that there are no claims, defenses, or offsets that may be asserted by any of the parties hereto that may reduce any amounts outstanding under the Loan Documents arising prior to the date of this Agreement, and that Borrower agrees that all such claims, defenses, and offsets are hereby released.

7. The Security Instruments shall continue to secure the Loan Agreement, as amended by this Agreement.

8. Except as amended by this Agreement, the Loan Documents are unchanged, and, as so amended, the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

9. The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatories to the original or the same counterparts. For all purposes, including without limitation, delivery of this instrument, duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

10. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, devisees, personal representatives, successors and assigns.

TO SIGNIFY THEIR AGREEMENT, the parties have executed this Agreement effective as of the date first written above.

BANK OF HAWAII, a Hawaii corporation		HOKU MATERIALS, INC., a Delaware corporation

By	/s/ Luke Yeh	By	/s/ Darryl Nakamoto
Name:	Luke Yeh	Name:	Darryl Nakamoto
Title:	Senior Vice President	Title:	Chief Financial Officer
	“Bank"		“Borrower”

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